Exhibit 99.1

Nara Bancorp and Center Financial Complete Merger of Equals

Creating the Largest Korean American Bank in the Country

LOS ANGELES, November 30, 2011 – Nara Bancorp, Inc. (NASDAQ: NARA) and Center Financial Corporation (NASDAQ: CLFC) today announced the completion of their merger of equals that creates the largest Korean American bank in the country.

As previously announced, the combined company will operate under the new name of BBCN. The name of the holding company will be BBCN Bancorp, Inc. and the name of the bank will be BBCN Bank. It is expected that BBCN will start trading under the new stock ticker symbol, “ BBCN,” effective as of market open on Thursday, December 1, 2011.

BBCN is the largest and best capitalized bank serving Korean American communities across the country. BBCN has more than $5 billion in assets, more than $4 billion in deposits, and more than 40 branches in Southern California, Northern California, New York, New Jersey, Seattle and Chicago. BBCN will have a market capitalization exceeding $700 million, based on recent trading prices.

“We are extremely excited to complete this transformational merger and create a financial institution that will serve as a cornerstone for Korean American communities across the United States,” said Alvin D. Kang, President and Chief Executive Officer of BBCN. “With unparalleled convenience and lending capacity among Korean American banks, we are uniquely able to provide customized solutions that will help individuals and small- and middle-market businesses achieve their financial goals. We look forward to providing our existing customer base with the benefits of doing business with a larger franchise, as well as steadily increasing our market share by presenting our expanded capabilities to larger businesses than we have traditionally targeted in the past.”

Pursuant to the merger agreement, Center Financial shareholders will receive 0.7805 shares of the new company for each share of Center Financial Corporation they owned.

Board of Directors

All current directors of Nara Bancorp and Center Financial Corporation will serve collectively on the Board of Directors of BBCN Bancorp and BBCN Bank. At the holding company, Ki Suh Park will be Chairman of the Board of Directors, and Chang Hwi Kim will be Vice Chairman of the Board of Directors. At the bank level, Kevin S. Kim will be Chairman of the Board of Directors, and Scott Yoon-Suk Whang will be Vice Chairman of the Board of Directors.

About BBCN Bancorp, Inc.

BBCN Bancorp, Inc. is the parent company of BBCN Bank, the largest Korean American bank in the nation with more than $5 billion in assets as of September 30, 2011. The company is a result of the merger of equals of Nara Bancorp, Inc. and Center Financial Corporation. Headquartered in Los Angeles and serving a diverse mix of customers mirroring its communities, BBCN operates 44 full-service branches in California, New York, New Jersey, Washington and Illinois, along with three loan production offices in Seattle, Denver and Dallas. BBCN specializes in core business banking products for small and medium-sized companies, with an emphasis in commercial real estate and business lending, SBA lending and international trade financing. BBCN Bank is a California-chartered bank and its deposits are insured by the FDIC to the extent provided by law. BBCN is an Equal Opportunity Lender.

Forward-Looking Statements

This press release contains statements regarding the contemplated future financial and operating results, benefits and synergies of the merger and other statements about the future expectations, beliefs, goals, plans or prospects of the management of the company . These statements are based on current expectations, estimates, forecasts and projections and management assumptions about the future performance of the company, as well as the businesses and markets in which they do and are expected to operate. These statements constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “estimates,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans, “seeks,” and variations of such words and similar expressions are intended to identify such forward-looking statements which are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to assess. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Factors that may cause actual outcomes to differ from what is expressed or forecasted in these forward-looking statements include, among things: difficulties and delays in integrating the formerly separate operations of Nara Bancorp and Center Financial and achieving anticipated synergies, cost savings and other benefits from the transaction; higher than anticipated transaction costs; deposit attrition, operating costs, customer loss and business disruption following the merger, including difficulties in maintaining relationships with employees, may be greater than expected; competitive pressures among depository and other financial institutions may increase significantly and have an effect on revenues; the strength of the United States economy in general, and of the local economies in which the combined company will operate, may be different than expected, which could result in, among other things, a deterioration in credit quality or a reduced demand for credit and have a negative effect on the combined company’s loan portfolio and allowance for loan losses; changes in the U.S. legal and regulatory framework; and adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) which would negatively affect the combined company’s business and operating results.

For a more complete list and description of such risks and uncertainties, refer to Nara Bancorp’s Form 10-K for the year ended December 31, 2010, and Center Financial’s Form 10-K for the year ended December 31, 2010, as well as other filings made by Nara Bancorp, Center Financial and, after the date hereof, BBCN Bancorp, with the SEC. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC, we disclaim any intention or obligation to update any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

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Contact:

Angie Yang	Tony Rossi
SVP, Investor Relations	Investor Relations
213-251-2219 / 213-422-1390	310-478-2700 x13
angiey@centerbank.com	trossi@finprofiles.com